CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Proxy Statement/ Prospectus and Statement of Additional Information constituting parts of this Registration Statement on Form N-14 (the "Registration Statement") of our report dated December 20, 2000, relating to the financial statements and financial highlights of Classic Growth Fund appearing in the October 31, 2000 Annual
Report to Shareholders, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus of Classic Growth Fund dated February 1, 2001 and under the headings "Experts" and "Independent Auditors and Reports to Shareholders" in the Statement of Additional Information of Classic Growth Fund dated February 1, 2001 which are incorporated by reference into the Registration Statement.






Boston, Massachusetts
February 20, 2001